Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122289 on Form S-3 of our report dated July 16, 2004 (January 20, 2005, as to Note 13 and the effects of discontinued operations as disclosed in Note 14) on the consolidated financial statements, as of and for the fiscal year ended April 30, 2004, appearing in the Current Report on Form 8-K dated January 21, 2005 of Investors Real Estate Trust and of our report on financial statement schedules appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Minneapolis, MN
February 2, 2005